UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 15, 2011

THE NATIONAL SECURITY GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

In accordance with Securities and Exchange Commission Release No. 33-8216, the following information is furnished to the Securities and Exchange Commission pursuant to Item 12, “Disclosure of Results of Operations and Financial Condition.” This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

On August 15, 2011, The National Security Group, Inc. issued a press release announcing its financial results for the three months and six months ended June 30, 2011. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release dated August 15, 2011, issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: August 15, 2011	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

                                                                                                                          Ex. 99.1

The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
The National Security Group, Inc. Releases Second Quarter Earnings
For Additional Information Contact: Brian R. McLeod, Chief Financial Officer, at (334) 897-2273

Elba, Alabama (August 15, 2011)… Results for the three months and six months ended June 30, 2011 and 2010, based on accounting principles generally accepted in the United States of America, were reported today as follows:

	Three Months Ended June 30		Six Months Ended June 30

	2011	2010	2011	2010

Premium Income	$13,321,000	$15,903,000	$28,191,000	$30,941,000
Investment Income	1,257,000	1,195,000	2,399,000	2,521,000
Realized Investment Gain (Loss)	261,000	689,000	1,031,000	1,358,000
Other Income	256,000	256,000	511,000	555,000
Total Revenues	$15,095,000	$18,043,000	$32,132,000	$35,375,000

Net Income	$(4,945,000)	$814,000	$(3,950,000)	$2,708,000

Net Income Per Share	$(2.00)	$0.33	$(1.60)	$1.10

The Company ended the quarter ended June 30, 2011 with a net loss of $4,945,000, $2.00 per share, compared to a net income of $814,000, $0.33 per share, for the same period last year.  The primary reason for the decline in net income was an increase in incurred losses and incurred adjustment expenses in the P&C segment from several severe weather related events during April of 2011.  The month of April, 2011 was one of the most active spring storm seasons in history.  According to statistics from the National Weather Service and Storm Prediction Center, there were 753 Tornadoes nationwide during the month of April, four of which were rated EF5.  All four of the EF5 tornadoes occurred on April 27, 2011.  As a result of the tornado, severe wind and hail activity occurring April 25-27, 2011 (hereafter referred to as CAT 46) in the Company’s coverage area, the P&C segment incurred losses and loss adjustment expenses, before reinsurance of $9,936,000.  Net income, net of reinsurance, for the three and six month periods ended June 30, 2011, was reduced by $3,777,000 ($1.53 per share) due to storm related losses from this event.

In addition to the catastrophic losses incurred during the last week of April, the Company incurred an additional $2,274,000 in losses from various other tornado and windstorm events which were not covered by catastrophe reinsurance.  These events reduced net income by an additional $1,500,000 for the quarter and year to date period ended June 30, 2011.

The net loss for the six months ended June 30, 2011 totaled $3,950,000, $1.60 per share, compared to net income of $2,708,000, $1.10 per share, for the same period last year.   The most significant factor contributing to the decline in second quarter net income was the increased frequency of tornado losses.

Premium revenue for the three-month period ended June 30, 2011, decreased $2,582,000 compared to the same period last year.  The decline was primarily driven by declines in net earned premium in the P&C segment due to catastrophe reinstatement premium, a moderate decline in homeowners business and a decrease in auto policies in-force.  Catastrophe reinstatement premium ceded related to Cat 46 totaled $1,490,000.

Premium revenue for the six-months ended June 30, 2011, decreased $2,750,000 compared to the same period last year.  The primary reason for the decrease in net earned premium was an increase in ceded premium from catastrophe reinstatement.  Also impacting the decline were decreases in the homeowners and personal lines auto business.

Shareholders’ equity as of June 30, 2011 was $39,250,000 compared to $43,710,000 down $4,460,000 compared to December 31, 2010.  Book value per share declined $1.81 per share for the period ended June 30, 2010 to $15.91 per share compared to $17.72 per share at December 31, 2010.  Factors contributing to the change in equity were a year-to-date net loss of $3,950,000, recoveries in market values of fixed maturities and equity securities of $285,000, a net loss on interest rate swaps of $55,000 and dividends paid of $740,000.

The National Security Group, Inc., through its property & casualty and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in thirteen states.  The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, mobile homeowners and personal non-standard automobile lines of insurance.  The Company also offers life, accident and health, supplemental hospital and cancer insurance products.  The Company was founded in 1947 and is based in Elba, Alabama.

NASDAQ Symbol:  NSEC

Contact:  Brian R. McLeod, Treasurer and Chief Financial Officer
The National Security Group, Inc.
661 East Davis Street
Post Office Box 703
Elba, Alabama 36323
(334) 897-2273